BANK OF AMERICA

AMENDMENT NO. 4 TO LOAN AGREEMENT

This Amendment No. 4 to Loan Agreement (the "Amendment") dated as of March 28, 2024, is between Bank of America, N.A. (the "Bank") and Lakeland Industries, Inc., a Delaware corporation (the "Borrower").

RECITALS

A. The Bank and the Borrower entered into a certain Loan Agreement dated as of June 25, 2020, as amended by that certain Amendment No. 1 to Loan Agreement dated as of June 18, 2021, as further amended by that certain Amendment No. 2 to Loan Agreement dated as of March 3, 2023, and as further amended by that certain Amendment No. 3 to Loan Agreement dated as of November 29, 2023 (together with any previous amendments, the "Agreement").

B. The Bank and the Borrower desire to further amend the Agreement. This Amendment shall be effective on March 25, 2024, subject to any conditions stated in this Amendment.

AGREEMENT

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

2. Amendments. The Agreement is hereby amended as follows:

2.1 As of the date of this Amendment, the availability of the Line of Credit shall no longer be subject to a Borrowing Base and all references to a "Borrowing Base" or "Borrowing Base Certificate" and any definitions, covenants and concepts arising out of or related thereto shall be deemed deleted and no longer of any force or effect.

2.2 Paragraph 1.8 is hereby amended and restated to read in its entirety as follows:

"1.8 "Credit Limit" means the amount of Forty Million Dollars ($40,000,000.00)."

2.3 The first sentence of Paragraph 2.2 is hereby amended and restated to read in its entirety as follows:

"The Line of Credit is available between the date of this Agreement and March 28, 2029, or such earlier date as the availability may terminated as provided in this Agreement (the "Expiration Date")."

2.4 Subparagraph 2.5(a) is hereby amended and restated to read in its entirety as follows:

"(a) The interest rate is the rate per year equal to the sum of (i) the greater of the Daily SOFR or the Index Floor, plus (ii) the Applicable Rate as defined below. For the purposes of this paragraph, "Index Floor" means one percent."

2.5 The first sentence of Paragraph 2.6 is hereby amended and restated to read in its entirety as follows:

"As a subfacility under the Line of Credit, during the availability period, the Bank agrees from time to time to issue or cause an affiliate to issue commercial and standby letters of credit for the account of the Borrower (each a "Letter of Credit," and collectively "Letters of Credit"); provided however, that the aggregate drawn and undrawn amount of all outstanding Letters of Credit shall not at any time exceed Ten Million Dollars ($10,000,000.00)."

2.6 Subparagraph 2.7(a) is hereby amended and restated to read in its entirety as follows:

"(a) Provided there exists no Default, upon notice to the Bank, the Borrower may on a one-time basis, request an increase in the Line of Credit by an amount not exceeding Ten Million Dollars ($10,000,000.00) (an "Incremental Facility"); provided that any such request for an Incremental Facility shall be in a minimum amount of One Million Dollars ($1,000,000.00). Any such request for an incremental Facility will be subject to Bank's approval, which may be withheld at the Bank's sole discretion."

2.7 Paragraph 2.10 is hereby added to read as follows:

"2.10 Applicable Rate.

The Applicable Rate shall be the following amounts per annum, based upon the Funded Debt to EBITDA Ratio (as defined in the "Covenants" section of this Agreement, the "Financial Test"), as set forth in the most recent compliance certificate (or, if no compliance certificate is required, the Borrower's most recent financial statements) received by the Bank as required in the Covenants section. Until the Bank receives the first compliance certificate or financial statement, the Applicable Rate shall be the amounts indicated for pricing level 1 set forth below:

Applicable Rate (in percentage points per annum)			
Pricing Level	**Funded Debt to EBITDA Ratio**	**SOFR margin +**	**Unused Commitment Fee**
4	> 2.75:1.0	200 bps	35 bps
3	>2.25:1.0 but ≤ 2.75:1.0	175 bps	30 bps
2	>1.50:1.0 but ≤ 2.25:1.0	150 bps	25 bps
1	≤ 1.50:1.0	125 bps	20 bps

The Applicable Rate shall be in effect from the date the most recent compliance certificate or financial statement is received by the Bank until the banking day following the date the next compliance certificate or financial statement is received; provided, however, that if the Borrower fails to timely deliver the next compliance certificate or financial statement, the Applicable Rate from the date such compliance certificate or financial statement was due until the date such compliance certificate or financial statement is received by the Bank shall be the highest pricing level set forth above.

If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Bank determines that (i) the Financial Test as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Financial Test would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Bank an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of

interest and fees actually paid for such period; provided, however, that the maximum period for which Borrower shall be retroactively obligated to provide Bank with such additional compensation shall be the date that is 180 days prior to the date of such restatement or other adjustment. The Bank's acceptance of payment of such amounts will not constitute a waiver of any default under this Agreement. The Borrower's obligations under this paragraph shall survive the termination of this Agreement and the repayment of all other obligations."

2.8 Paragraph 7.2 is hereby amended and restated in its entirety as follows:

"To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time. The Bank reserves the right, upon written notice to the Borrower, to require the Borrower to deliver financial information and statements to the Bank more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable financial covenants in this Agreement.

(a) Within 120 days of the fiscal year, copies of the Form 10-K Annual Report of Borrower for the immediately preceding fiscal year.

(b) Within 45 days after each fiscal quarter, a copy of the Form 10-Q Quarterly Report for the immediately preceding fiscal quarter.

(c) Within 120 days of the end of each fiscal year, a compliance certificate of the Borrower, signed by an authorized financial officer and setting forth (i) the information and computations (in sufficient detail) to establish compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement applicable to the party submitting the information and, if any such default exists, specifying the nature thereof and the action the party is taking and proposes to take with respect thereto.

(d) Within 45 days of the end of each quarter (including the last period in each fiscal year), a compliance certificate of the Borrower, signed by an authorized financial officer and setting forth (i) the information and computations (in sufficient detail) to establish compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement applicable to the party submitting the information and, if any such default exists, specifying the nature thereof and the action the party is taking and proposes to take with respect thereto.

(e) Reserved.

(f) A detailed receivables aging of the Borrower by invoice or a summary aging by account debtor, as specified by the Bank, within 30 days after the end of each quarter. The foregoing report will be required only when the Funded Debt to EBITDA ratio exceeds 3.0:1.0.

(g) A detailed accounts payable aging of the Borrower by invoice or a summary aging by account creditor, as specified by the Bank, within 30 days after the end of each quarter. The foregoing report will be required only when the Funded Debt to EBITDA ratio exceeds 3.0:1.0.

(h) An inventory listing within 30 days after the end of each quarter. The listing must include a description of the inventory, its location and cost, and such

other information as the Bank may require. The foregoing report will be required only when the Funded Debt to EBITDA ratio exceeds 3.0:1.0."

2.9 Paragraph 7.3 is hereby amended and restated to read in its entirety as follows:

"To maintain on a consolidated basis a ratio of Funded Debt to EBITDA not exceeding the ratios indicated for each period specified below:

Period	Ratios
From February 1, 2024 through January 31, 2025,	3.50:1.0
From February 1, 2025 through January 31, 2026	3.25:1.0
From February 1, 2026 and thereafter	3.0:1.0

"Funded Debt" means all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long term debt, less the non-current portion of Subordinated Liabilities; provided that for the avoidance of doubt, "Funded Debt" shall not include operating lease liabilities.

"EBITDA" means net income, less income or plus loss from discontinued operations (including unusual and infrequent items, agreed to at the sole discretion of the Bank), plus (a) income taxes, plus (b) interest expense, plus (c) depreciation, plus (d) depletion, plus (e) amortization, plus (f) equity compensation expenses, plus (g) transactions expenses pertaining to acquisitions and financings, plus (h) severance expenses, and plus (i) start-up expenses for de novo operations.

This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period."

"Subordinated Liabilities" means liabilities subordinated to the Borrower's obligations to the Bank in a manner acceptable to the Bank in its sole discretion."

2.10 Paragraph 7.4 is hereby amended and restated to read in its entirety as follows:

"To maintain on a consolidated basis a Basic Fixed Charge Coverage Ratio of at least 1.20:1.0.

"Basic Fixed Charge Coverage Ratio" means the ratio of (a) the sum of EBITDA plus lease expense and rent expense minus non-financed capital expenditures to (b) the sum of lease expense and rent expense, taxes paid in cash, interest expense, required principal payments (other than payments due at the maturity thereof) and dividends and distributions actually paid in cash.

"EBITDA" means net income, less income or plus loss from discontinued operations (including unusual and infrequent items, agreed to at the sole discretion of the Bank), plus (a) income taxes, plus (b) interest expense, plus (c) depreciation, plus (d) depletion, plus (e) amortization, plus (f) equity compensation expenses, plus (g) transactions expenses pertaining to acquisitions and financings, plus (h) severance expenses, and plus (i) start-up expenses for de novo operations.

This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period."

2.11 Paragraph 7.6 is hereby amended and restated to read in its entirety as follows:

"7.6 Other Debts.

Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank or to any affiliate of the Bank), or become liable for the liabilities of others, without the Bank's written consent. This does not prohibit:

(a) Acquiring goods, supplies, or merchandise on normal trade credit.

(b) Liabilities, lines of credit and leases in existence on the date of Amendment No. 3 to Loan Agreement, dated as of November 29, 2023, executed by Borrower and Bank, disclosed in writing to the Bank in the Borrower's most recent financial statement, or liabilities incurred for (i) financing the acquisition by Borrower of one hundred percent (100%) of the equity interest of Pacific Helmets NZ Ltd. (the "New Zealand Acquisition"), and (ii) for general working capital purposes and forward exchanges purposes of Pacific Helmets NZ Ltd.

(c) Leases of real estate in the ordinary course of business.

(d) Lines of credit or liabilities incurred for financing the acquisition by Borrower of subsidiaries in foreign countries where the Bank lacks a physical presence, and for general working capital purposes and forward exchanges purposes related to such acquisitions; provided, however, the aggregate of such lines of credit and liabilities shall not exceed the local currency equivalent of $10,000,000.00 USD."

2.12 Paragraph 7.7 is hereby amended and restated in its entirety as follows:

"7.7 Other Liens.

Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower and each Related Party now or later owns without the Bank's written consent. This does not prohibit:

(a) Liens and security interests in favor of the Bank or any affiliate of the Bank.

(b) Liens for taxes not yet due.

(c) Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

(d) Liens securing debt incurred solely for the purpose of financing the New Zealand Acquisition or for general working capital purposes and forward exchanges purposes arising therefrom.

(e) Liens securing debt permitted by Subparagraph 7.6(d)."

2.13 Subparagraph 7.13(b) is hereby amended and restated to read in its entirety as follows:

"(b) Acquire or purchase a business or its assets; provided, however, the Bank's consent will not be required for the acquisition or purchase of a business or its assets if (i) at the time thereof and after giving effect thereto, no default or event of default shall have occurred and be continuing or would result from such acquisition or purchase, and (ii) the aggregate amount of the consideration (or, in the case of consideration consisting of assets, the fair market value of the assets) paid by Borrower shall not exceed $17,500,000 for any individual acquisition or $35,000,000 on a cumulative basis for all such acquisitions or purchases subsequent to the date

hereof. The Borrower shall provide the Bank with a Quality of Earnings Report for acquisitions in which the consideration is greater than $10,000,000.00. As used herein, "Quality of Earnings Report" means a quality of earnings report of the business or its assets in form and substances acceptable to the Bank prepared by an independent third party selected by the Borrower and acceptable the Bank."

2.14 Paragraph 7.23 is hereby added to read as follows:

"To maintain an Asset Coverage Ratio of at least 1.10:1.0 at all times.

""Asset Coverage Ratio" means the ratio of Margined Assets to the outstanding principal balance under the Line of Credit.

"Margined Assets" means the sum of (a) 80% of accounts receivable, net of bad debt reserve, as shown on the most recent quarterly balance sheet of the Borrower prepared in accordance with GAAP as delivered to Bank; plus (b) 50% of inventory (or, if less, finished goods) as shown on such balance sheet.

This covenant shall be calculated based on the financial statements (as required under this Agreement) for each quarter and fiscal year, but will only be measured for any period in which the Funded Debt to EBITDA Ratio exceeds 3.0:1.0."

2.15 Paragraph (d) of Schedule A to the Agreement is hereby amended and restated to read in its entirety as follows:

"(d) Unused Commitment Fee.

The Borrower agrees to pay a fee on any difference between the Line of Credit Commitment and the amount of credit it actually uses, determined by the daily amount of credit outstanding during the specified period. The fee will be calculated at the Applicable Rate. This fee is due on each August 1, November 1, February 1, and May 1 until the expiration of the availability period."

3. Representations and Warranties. When the Borrower signs this Amendment, the Borrower represents and warrants to the Bank that: (a) there is no event which is, or with notice or lapse of time or both would be, a default under the Agreement except those events, if any, that have been disclosed in writing to the Bank or waived in writing by the Bank, (b) the representations and warranties in the Agreement are true in all material respects as of the date of this Amendment as if made on the date of this Amendment (except to the extent expressly made as of another date), (c) this Amendment does not conflict with any law, material agreement, or material obligation by which the Borrower is bound, the violation of which would have a material adverse effect on Borrower, (d) this Amendment is within the Borrower's corporate powers, has been duly authorized, and does not conflict with any of the Borrower's organizational documents, (e) the information included in the Beneficial Ownership Certification most recently provided to the Bank, if applicable, is true and correct in all material respects, and (f) as of the date of this Amendment and throughout the term of the Agreement, no Borrower or Guarantor, if any, is (1) an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (2) a plan or account subject to Section 4975 of the Internal Revenue Code of 1986 (the "Code"); (3) an entity deemed to hold "plan assets" of any such plans or accounts for purposes of ERISA or the Code; or (4) a "governmental plan" within the meaning of ERISA.

4. Conditions. The effectiveness of this Amendment is conditioned upon the Bank's receipt of the following items, in form and content acceptable to the Bank:

4.1 A fully executed counterpart of this Amendment from the Borrower and each guarantor and/or collateral pledgor (collectively, a "Credit Support Provider") in form satisfactory to the Bank.

4.2 KYC Information.

(a) Upon the request of the Bank, the Borrower shall have provided to the Bank, and the Bank shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable "know your customer" and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act.

(b) If the Borrower qualifies as a "legal entity customer" under the Beneficial Ownership Regulation, it shall have provided a Beneficial Ownership Certification to the Bank if so requested.

4.3 If the Borrower or any Credit Support Provider is anything other than a natural person, evidence that the execution, delivery and performance by the Borrower and/or such Credit Support Provider of this Amendment and any instrument or agreement required under this Amendment have been duly authorized.

4.4 Payment by the Borrower of an upfront fee of $40,000.00.

4.5 Payment by the Borrower of all costs, expenses and attorneys' fees (including allocated costs for in-house legal services) incurred by the Bank in connection with this Amendment.

5. Effect of Amendment. Except as provided in this Amendment, all of the terms and conditions of the Agreement, including but not limited to any Waiver of Jury Trial or Dispute Resolution Provision contained therein, shall remain in full force and effect. In the event the terms of this Amendment conflict with the terms of the Agreement or any other document executed in connection with the Agreement, the terms of this Amendment will control.

6. Electronic Records and Signatures. This Amendment and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Amendment (each a "Communication"), including Communications required to be in writing, may, if agreed by the Bank, be in the form of an Electronic Record and may be executed using Electronic Signatures, including, without limitation, facsimile and/or .pdf. The Borrower agrees that any Electronic Signature (including, without limitation, facsimile or .pdf) on or associated with any Communication shall be valid and binding on the Borrower to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered to the Bank. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Bank of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Bank may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record ("Electronic Copy"), which shall be deemed created in the ordinary course of the Bank's business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Bank is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Bank pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Bank has agreed to accept such Electronic Signature, the Bank shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Obligor without further verification and (b) upon the request of the Bank any Electronic Signature shall be promptly followed by a manually executed, original counterpart. For purposes hereof, "Electronic Record" and "Electronic Signature" shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

7. FINAL AGREEMENT. BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS DOCUMENT REPRESENTS THE FINAL AGREEMENT BETWEEN PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, (B) THIS DOCUMENT SUPERSEDES ANY COMMITMENT LETTER, TERM SHEET OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS RELATING TO THE SUBJECT MATTER HEREOF, UNLESS SUCH COMMITMENT LETTER, TERM

SHEET OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS EXPRESSLY PROVIDES TO THE CONTRARY, (C) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (D) THIS DOCUMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

[SIGNATURES ON FOLLOWING PAGE]

The parties executed this Amendment as of the date stated at the beginning of this Amendment, intending to create an instrument executed under seal.

Bank:

Bank of America, N.A.

By: Andy Martin, SVP

Name: Andy Martin

Its: Senior Vice President

Borrower:

Lakeland Industries, Inc., a Delaware corporation

By: ____ (Seal)
Roger D. Shannon, Chief Financial Officer

The parties executed this Amendment as of the date stated at the beginning of this Amendment, intending to create an instrument executed under seal.

Bank:

Bank of America, N.A.

By: ______________________________

Name: Andy Martin

Its: Senior Vice President

Borrower:

Lakeland Industries, Inc., a Delaware corporation

By: ______________________________ (Seal)
Roger D. Shannon, Chief Financial Officer

<u>CONSENT AND REAFFIRMATION</u>
<u>OF PLEDGOR</u>

The undersigned (the "Credit Support Provider") is a pledgor of collateral for, the Borrower's obligations to the Bank under the Agreement. The Credit Support Provider hereby (i) acknowledges and consents to the foregoing Amendment, (ii) reaffirms its obligations under any agreement under which it has granted to the Bank a lien or security interest in any of its real or personal property, and (iii) confirms that such agreements, including but not limited to any Waiver of Jury Trial or Dispute Resolution Provision contained therein, remain in full force and effect, without defense, offset, or counterclaim. (Capitalized terms used herein shall have the meanings specified in the foregoing Amendment.)

Although the undersigned has been informed of the terms of the Amendment, the undersigned understands and agrees that the Bank has no duty to so notify it or any other pledgor or to seek this or any future acknowledgment, consent or reaffirmation, and nothing contained herein shall create or imply any such duty as to any transactions, past or future.

Dated as of March 28, 2024.

Credit Support Provider:

Lakeland Industries, Inc.

By: ______________________________ (Seal)
Roger D. Shannon, Chief Financial Officer